Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALPINE 4 AUTOMOTIVE TECHNOLOGIES LTD.

Alpine 4 Automotive Technologies Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.           The name of the Corporation is Alpine 4 Automotive Technologies Ltd. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 22, 2014 and later amended on June 27, 2014 and June 30, 2014.

B.           This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C.           The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Alpine 4 Automotive Technologies Ltd. has caused this Amended and Restated Certificate of Incorporation to be signed by Kent Wilson, a duly authorized officer of the Corporation, on May 29, 2015.

  /s/ Kent Wilson
Kent Wilson,
President

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALPINE 4 TECHNOLOGIES LTD.

FIRST:  The name of the corporation is: Alpine 4 Technologies Ltd.

SECOND:  Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex.  The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD:  The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of authorized shares which the corporation is authorized to issue is 500,000,000 shares of common stock having a par value of $0.0001 per share and 5,000,000 shares of preferred stock having a par value of $0.0001 per share.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon.

All shares of common stock shall be identical and each share of common stock shall be entitled to one vote on all matters.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article Fourth, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

FIFTH:  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH:  This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH:  The corporation reserves the right to amend or repeal any provision in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH:  The incorporator was Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.

TENTH:  To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Kent Wilson, its President, this 29th day of May, 2015.

   /s/ Kent Wilson
Kent Wilson,
President